Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229498

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated March 8, 2019)

REPRO MED SYSTEMS, INC.

11,101,697 shares of common stock

This prospectus supplement No. 5 supplements and amends the prospectus dated March 8, 2019, as supplemented by prospectus supplement No. 1, dated April 29, 2019, as further supplemented by prospectus supplement No. 2, dated May 7, 2019, prospectus supplement No. 3, dated May 8, 2019, and prospectus supplement No. 4, dated June 27, 2019 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-229498). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 11,101,697 shares of REPRO MED SYSTEMS, INC. common stock, par value $0.01 per share, which we refer to as our common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, including any supplements or amendments thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is currently listed on the OTCQX under the symbol “REPR.” The closing price of our common stock as reported on the OTCQX on July 1 2019, was $2.83.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 28, 2019

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	REPR	OTCQX

ITEM 8.01 OTHER EVENTS.

As previously reported in the Company’s reports filed under the Securities Exchange Act of 1934, as amended, on June 25, 2015, EMED Technologies Corporation (“EMED”) filed a case in the United States District Court for the Eastern District of Texas on June 25, 2015, claiming patent infringement on one of its patents by the Company’s needle sets, and seeking unspecified monetary damages (“ED Texas ’476 matter”). This case is one of several pending between RMS Medical and EMED.

The Company is filing this Current Report on Form 8-K to report that, on June 28, 2019 the United States District Judge for the ED Texas ’476 matter issued a Final Judgment in favor of RMS Medical. The District Judge adopted the decision of the Magistrate Judge that was issued on June 24, 2019, overruled EMED’s objections, awarded court costs to RMS Medical, and dismissed the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: July 2, 2019	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer